Exhibit 99.1

January 16, 2026

Dear Shareholder:

As we close the fourth quarter and reflect on the year, I am proud to share that Wilson Bank & Trust continued to deliver steady, dependable performance while positioning the bank for long-term success. In a competitive and evolving financial landscape, our results reinforce a simple truth: when you lead with people, remain disciplined, and stay committed to your communities, success typically follows.

In 2025, we delivered strong shareholder returns through solid loan and deposit growth. Our commitment to responsible lending practices and disciplined balance sheet management allowed us to continue to produce robust growth while also maintaining Wilson Bank & Trust’s financial strength and credit quality. These results highlight both positive market trends and our customers’ ongoing trust.

The following are our results as of, and for the twelve months ended, December 31, 2025:

•
Assets as of December 31, 2025 were $5.879 billion, representing an increase of $520.3 million, or 9.7% from December 31, 2024.
•
Loans as of December 31, 2025 were $4.351 billion, representing an increase of $259.2 million, or 6.3% from December 31, 2024.
•
Deposits as of December 31, 2025 were $5.244 billion, representing an increase of $414.2 million, or 8.6% from December 31, 2024.
•
Shareholders’ Equity as of December 31, 2025 was $581.7 million, representing an increase of $102.0 million, or 21.3% from December 31, 2024.
•
Net Income for the year was $75.7 million, up 33.9% from $56.5 million in 2024.
•
Earnings Per Diluted Share for 2025 were $6.26 compared to $4.78 in 2024, an increase of 31.0%.

The board has declared a $1.35 per share cash dividend to shareholders of record as of January 1, 2026, payable on January 23, 2026. The latest price at which the Company’s common stock has been traded of which we are aware was $80.45 per share.

As we continue to prioritize strategic expansion to better serve our growing markets, we remain committed to ensuring the long-term success of WBT through careful and deliberate growth. In 2025, our efforts resulted in the opening of four new offices: the Century Farms Office, the conversion of our Chattanooga location into a full-service branch office, the acquisition of our Tech Office in Cookeville from F&M Bank, and the addition of a new Loan Production Office in

Nolensville. We believe these initiatives reflect our dedication to expanding our reach and enhancing our ability to meet the needs of our customers in key areas. We believe these expansions strengthen our presence in key growth markets while ensuring we remain accessible and responsive to customers who value local decision-making and personal service. Growth for us is not about footprint alone. It is about extending our culture and values into communities where we believe we can make a lasting impact.

This quarter also marked important leadership advancements within our executive team. Keith Hatley’s appointment as Chief Credit Officer and Taylor Walker’s transition to Chief Lending Officer reflect our commitment to developing talent from within and ensuring strong stewardship of our most critical functions. Both leaders bring deep experience, sound judgment, and a shared belief in relationship-driven banking. Keith joined WBT in early 2024 after serving as CEO of Sumner Bank & Trust, where he gained valuable expertise in credit management and strategic leadership. His experience as a CEO directly enhances his contributions as Chief Credit Officer at WBT, supporting our disciplined credit culture and striving to enable prudent growth. Taylor has been with WBT for over a decade, consistently demonstrating strong leadership in lending operations and a deep commitment to our relationship-driven approach. We believe Keith’s and Taylor's combined expertise will be instrumental in advancing our disciplined credit culture, supporting continued growth in new markets, and strengthening our ability to deliver exceptional service to our customers.

As we enter the new year, we remain optimistic and focused. Our strategy is clear, our leadership is strong, and our commitment to our shareholders, customers, and communities is unwavering. Thank you for your continued confidence in Wilson Bank & Trust. We do not take your trust lightly, and we remain dedicated to our goal of delivering dependable performance—today and for generations to come.

Warm regards,

John McDearman, III	Mike Maynard
President/CEO	Chairman